
                                                                            ----------------------------
                                                                                 OMB APPROVAL
    FORM 4                                                                  ----------------------------
                                                                            OMB Number:       3235-0287
[ ] Check this box if no longer subject to                                  ----------------------------
    Section 16. Form 4 or Form 5 obli-                                      Expires: December 31, 2001
    gations may continue.                                                   Estimated average burden
                                                                            Hours per response ......0.5
                                                                            ----------------------------
    See Instructions 1(b)

                                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                 WASHINGTON, D.C. 20549

                                        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                   Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)
--------------------------------------------------------------------- -----------------------------------------------------
1. Name and Address of Reporting Person*                               2.  Issuer Name and Ticker or Trading Symbol


         Ross, Jr.         Wilbur                     L.                   News Communications, Inc. (NCOM)
--------------------------------------------------------------------- -------------------------------------------------------
         (Last)            (First)                   (Middle)          3.  IRS or Social Security  4.  Statement for
                                                                           Number of Reporting         Month/Year
                                                                           Person (Voluntary)
                                                                                                       February 2001
         101 East 52nd Street, 19th Floor

---------------------------------------------------------------------                             ---------------------------
                              (Street)                                                             5.  If Amendment,
                                                                                                       Date of Original
 New York         New York                         10022                                               (Month/Year)
-----------------------------------------------------------------------------------------------------------------------------
(City)             (State)                         (Zip)


-------------------------------------------------------------
6.  Relationship of Reporting Person(s) to Issuer

(Check all applicable)

       X     Director                        10% Owner
    --------                         -------
             Officer (give                   Other (specify
    --------         Title below)    -------       below)


-------------------------------------------------------------
7.  Individual or Joint/Group Filing
            (check applicable line)
  X   Form Filed by One Reporting Person
-----
      Form Filed by More than One Reporting Person
-----
-------------------------------------------------------------


-------------------------------------------------------------------------------------------------
  TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
1.  Title of Security                            2. Trans-     3.  Trans-         4.  Securities Acquired (A)
     (Instr. 3)                                     action         action             or Disposed of (D)
                                                    Date           Code               (Instr. 3, 4 and 5)
                                                    (Month/        (Instr. 8)
                                                    Day/     ----------------------------------------------------------
                                                    Year)        Code       V       Amount      (A) or        Price
                                                                                                (D)
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------
5.  Amount of                   6.  Ownership                     7.  Nature of
    Securities                      Form:  Direct                     Indirect
    Beneficially                    (D) or Indirect (I)               Beneficial
    Owned at                        (Instr. 4)                        Ownership
    End of Month                                                      (Instr. 4)
    (Instr. 3 and 4)
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------

----------------------------------------------------------------------------------

----------------------------------------------------------------------------------

----------------------------------------------------------------------------------

----------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see
 Instruction 4(b)(v).
                                                                          (Over)

           TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
                      BENEFICIALLY OWNED (E.G., PUTS, CALLS,
                      WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-    3. Trans-   4. Transac-     5. Number of           6. Date Exercisable
   Security (Instr. 3)       sion or       action      tion            Derivative             and Expiration Date
                             Exercise      Date        Code            Securities             (Month/Day/Year)
                             Price of      (Month/     (Instr. 8)      Acquired (A)
                             Derivative    Day/                        or Disposed of
                             Security      Year)                       (D) (Instr. 3, 4,
                                                                       and 5)
                                                     -------------------------------------------------------------
                                                         Code    V      (A)       (D)         Date         Expi-
                                                                                              Exercis-     ration
                                                                                              able         Date
------------------------------------------------------------------------------------------------------------------
$10.00 Convertible
Preferred Stock             $3.3032     2/20/01         A               40,000
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
7. Title and Amount of    8. Price of        9. Number of        10. Ownership       11. Nature
   Underlying Securities     Derivative         Derivative           Form of             of Indirect
   (Instr. 3 and 4)          Security           Securities           Derivative          Beneficial
                             (Instr. 5)         Beneficially         Security:           Ownerhship
                                                Owned at             Direct (D)          (Instr. 4)
                                                End of               or Indirect
                                                Month                (I) (Instr. 4)
                                                (Instr. 4)
-------------------------
   Title      Amount or
              Number of
              Shares
-----------------------------------------------------------------------------------------------------
  COMMON                     $0.025
  STOCK       132,131        per share          360,460              D
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currency valid OMB Number.

                          /s/ Wilbur L. Ross, Jr.               4/16/01
                     --------------------------------           ---------------
                     ** Signature of Reporting Person           Date

                          Wilbur L. Ross, Jr.


                                                                    Page 2 of 2